INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statement of MegaWest Energy Corp. (formerly Brockton Capital Corp.) on Form F-1/A filed on December 31, 2007 of our Auditors’ Report, dated August 25, 2007, on the balance sheets of MegaWest Energy Corp. (formerly Brockton Capital Corp.) as at April 30, 2006 and 2005, and the related statements of operations and cash flows for each of the years in the three year period ended April 30, 2006, and for the period February 8, 2000 (date of incorporation) to April 30, 2006 and the statement of shareholders’ equity (deficiency) for the period February 8, 2000 (date of incorporation) to April 30, 2006.

In addition, we consent to the reference to us under the heading “Statement by Experts” in the Registration Statement.

Vancouver, Canada	“Morgan & Company”

December 31, 2007	Chartered Accountants